Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF

RIVERBED TECHNOLOGY, INC. AND MAZU NETWORKS, INC.

The following unaudited pro forma combined consolidated financial statements are based on the historical financial statements of Riverbed Technology, Inc. and Mazu Networks, Inc. (“Mazu”) after giving effect to Riverbed’s acquisition of Mazu on February 19, 2009, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 is presented as if the acquisition of Mazu had occurred on September 30, 2008.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2008, and year ended December 31, 2007, are presented as if the Mazu acquisition had occurred on January 1, 2007 and were carried forward through each of the aforementioned respective periods.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the historical financial statements of Mazu for the year ended December 31, 2007 included as Exhibit 99.1, the historical financial statements of Mazu as of and for the nine-months ended September 30, 2008 included as Exhibit 99.2, and other information pertaining to us and Mazu contained in this Form 8-K/A.

RIVERBED TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2008

(in thousands)

	Historical
	September 30, 2008		Pro Forma		Pro Forma
	Riverbed Technology, Inc.	Mazu Networks, Inc.	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$117,324	$3,798	$(27,512)	A	$93,610
Marketable securities	164,180	—	—		164,180
Trade receivables, net	43,245	1,961	—		45,206
Inventory	13,796	340	303	B	14,439
Prepaid expenses and other current assets	11,418	366	258	C, N	12,042

Total current assets	349,963	6,465	(26,951)		329,477

Fixed assets, net	21,614	657	(324)	D	21,947
Goodwill	—	—	10,334	E	10,334
Intangible assets	—	—	23,500	F	23,500
Other assets	9,146	135	(108)	G, N	9,173

Total assets	$380,723	$7,257	$6,451		$394,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,539	$426	$—		$18,965
Accrued compensation and related benefits	13,029	—	—		13,029
Other accrued liabilities	27,469	1,530	—		28,999
Deferred revenue	40,451	5,086	(3,700)	C	41,837
Current portion of long-term debt	—	658	(658)	A	—

Total current liabilities	99,488	7,700	(4,358)		102,830

Deferred revenue non-current	9,836	128	(73)	C	9,891
Long-term debt	—	3,803	(3,803)	A	—
Other long-term liabilities	302	402	9,909	H	10,613

Total long-term liabilities	10,138	4,333	6,033		20,504

Stockholders’ equity (deficit):
Mandatorily redeemable preferred stock	—	47,549	(47,549)	I	—
Common stock and additional paid-in-capital	318,067	680	(680)	I	318,067
Deferred stock-based compensation	(1,469)	—	—		(1,469)
Accumulated deficit	(45,189)	(53,005)	53,005	I	(45,189)
Accumulated other comprehensive loss	(312)		—		(312)

Total stockholders’ equity	271,097	(4,776)	4,776		271,097

Total liabilities and stockholders’ equity	$380,723	$7,257	$6,451		$394,431

See accompanying notes to unaudited pro forma condensed combined financial statements.

RIVERBED TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2008

(in thousands, except per share amounts)

	Historical
	Nine months ended September 30, 2008		Pro Forma		Pro Forma
	Riverbed Technology, Inc.	Mazu Networks, Inc.	Adjustments		Combined
Revenue:
Product	$185,574	$6,582	$—		$192,156
Support and services	55,547	3,611	—		59,158

Total revenue	241,121	10,193	—		251,314
Cost of revenue:
Cost of product	45,153	1,275	2,220	J	48,648
Cost of support and services	20,151	453	—		20,604

Total cost of revenue	65,304	1,728	2,220		69,252

Gross profit	175,817	8,465	(2,220)		182,062
Operating expenses:
Sales and marketing	100,992	9,066	1,111	J, L	111,169
Research and development	43,278	3,265	—		46,543
General and administrative	29,925	1,039	(40)	L	30,924
Other charges	11,000	—	—		11,000
Other acquisition-related costs	—	—	550	K	550

Total operating expenses	185,195	13,370	1,621		200,186

Operating income (loss)	(9,378)	(4,905)	(3,841)		(18,124)
Other income, net	5,059	(260)	151	M	4,950

Income (loss) before provision for income taxes	(4,319)	(5,165)	(3,690)		(13,174)
Provision for income taxes	8,335	—	(1,224)	N	7,111

Net income (loss)	$(12,654)	$(5,165)	$(2,466)		$(20,285)

Net income (loss) per share, basic and diluted	$(0.18)				$(0.29)
Shares used in computing basic and diluted net income (loss) per share	70,915				70,915

See accompanying notes to unaudited pro forma condensed combined financial statements.

RIVERBED TECHNOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(in thousands, except per share amounts)

	Historical
	Year ended December 31, 2007		Pro Forma		Pro Forma
	Riverbed Technology, Inc.	Mazu Networks, Inc.	Adjustments		Combined
Revenue:
Product	$196,622	$10,264	$—		$206,886
Support and services	39,784	3,844	—		43,628

Total revenue	236,406	14,108	—		250,514
Cost of revenue:
Cost of product	51,068	2,803	2,960	J	56,831
Cost of support and services	14,856	324	—		15,180

Total cost of revenue	65,924	3,127	2,960		72,011

Gross profit	170,482	10,981	(2,960)		178,503
Operating expenses:
Sales and marketing	95,652	10,982	1,566	J, L	108,200
Research and development	39,696	4,046	—		43,742
General and administrative	24,834	1,113	(68)	L	25,879
Other acquisition-related costs	—	—	550	K	550

Total operating expenses	160,182	16,141	2,048		178,371

Operating income (loss)	10,300	(5,160)	(5,008)		132
Other income (expense), net	9,733	(362)	154	M	9,525

Income (loss) before provision for income taxes	20,033	(5,522)	(4,854)		9,657
Provision (benefit) for income taxes	5,235	—	(1,678)	N	3,557

Net income (loss)	$14,798	$(5,522)	$(3,176)		$6,100

Net income per share, basic	$0.22				$0.09
Net income per share, diluted	$0.20				$0.08
Shares used in computing basic net income per share	68,020				68,020
Shares used in computing diluted net income per share	73,244				73,244

See accompanying notes to unaudited pro forma condensed combined financial statements.

RIVERBED TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets as of September 30, 2008, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2008, and for the year ended December 31, 2007, are based on the historical financial statements of Riverbed Technology, Inc. and those of Mazu Networks, Inc. after giving effect to the Mazu acquisition on February 19, 2009 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

We account for business combinations pursuant to Financial Accounting Standards Board Statement No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). In accordance with SFAS No. 141(R), we are required to recognize the assets acquired, the liabilities assumed, measured at their fair values as of the acquisition date. Significant assumptions and estimates have been made in determining the purchase price and the allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the purchase price measurement period as we finalize the valuations of the net tangible assets, intangible assets and contingent consideration. In particular, the final valuations of identifiable intangible assets, the fair value of the contingent consideration and associated tax effects may change significantly from our preliminary estimates. These changes could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 is presented as if the Mazu acquisition had occurred on September 30, 2008.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2008, and year ended December 31, 2007, are presented as if the Mazu acquisition had occurred on January 1, 2007.

Reclassifications

The following reclassifications have been made to the presentation of Mazu’s historical balance sheet in order to conform to Riverbed’s presentation:

•	Deferred cost of revenue of approximately $0.3 million was reclassified from inventory to prepaid expenses and other current assets.

The following reclassifications have been made to the presentation of Mazu’s historical statement of operations in order to conform to Riverbed’s presentation

•	Revenue from related parties has been reclassified to product revenues;

•	Selling, general and administrative expenses have been separately classified as either sales and marketing expenses or general and administrative expenses.

2. PURCHASE PRICE ALLOCATION

We acquired Mazu Networks, Inc. (“Mazu”) on February 19, 2009, by means of a merger of a wholly-owned subsidiary with and into Mazu, such that Mazu became a wholly-owned subsidiary of ours. We acquired Mazu, among other reasons, to meet enterprise and service provider customer demands by extending our suite of WAN optimization products to include global application performance, reporting and analytics.

The estimated acquisition date fair value of consideration transferred, assets acquired and the liabilities assumed for Mazu are presented below, represents our best estimates.

Preliminary Fair Value of Consideration Transferred

Pursuant to the merger agreement we made payments totaling approximately $23.1 million in cash for all of the outstanding securities of Mazu promptly following the closing. In addition, we will potentially make additional payments (“acquisition-related contingent consideration”) totaling up to $22.0 million in cash, based on achievement of certain bookings targets for the one-year period from April 1, 2009 through March 31, 2010 (the “Earn-Out period”), with up to $16.6 million to be paid to Mazu shareholders and up to $5.4 million to be paid to former employees of Mazu as an incentive bonus provided generally that such former Mazu employees are employees of Riverbed at the time the acquisition-related contingent consideration is earned.

The total acquisition date fair value of the consideration transferred is estimated at $33.0 million, which includes the initial payments totaling $23.1 million in cash and the estimated fair value of acquisition-related contingent consideration to be paid to Mazu shareholders totaling $9.9 million. The total acquisition date fair value of consideration transferred is estimated as follows:

(in thousands)
Payment to Mazu shareholders	$23,051
Acquisition-related contingent consideration	9,909

Total acquisation-date fair value	$32,960

In accordance with SFAS 141(R), a liability will be recognized for an estimate of the acquisition date fair value of the acquisition-related contingent consideration based on the probability of achievement of the bookings target. Any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of the bookings targets, will be recognized in earnings in the period the estimated fair value change. The fair value estimate assumes a probability weighted bookings of approximately $21.5 million. Actual achievement of bookings below $16.0 million would reduce the liability to zero and achievement of bookings of $35.0 million or more would increase the liability to $16.6 million. A change in fair value of the acquisition-related contingent consideration could have a material affect on the statement of operations and financial position in the period of the change in estimate.

We estimated the fair value of the acquisition-related contingent consideration using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observed in the market and thus represents a Level 3 measurement as defined by SFAS No. 157, Fair Value Measurements. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value. The estimated fair value of acquisition-related contingent consideration of $9.9 million includes amounts to be distributed directly to shareholders, discounted at 13%, but excludes a fair value estimate of $3.8 million to be paid to former employees of Mazu.

The estimated fair value of acquisition-related contingent consideration of $3.8 million to be paid to the former employees of Mazu is considered compensatory and will be recognized as compensation cost, recorded in operating expense, over the Earn-Out period provided generally that such former Mazu employees are employees of Riverbed at the time the acquisition-related contingent consideration is earned.

Preliminary Allocation of Consideration Transferred

Under the purchase method of accounting, the identifiable assets acquired, and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values as of the February 19, 2009, the acquisition date. The excess of the acquisition date fair value of consideration transferred over estimated fair value of the net tangible assets and intangible assets was recorded as goodwill.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the acquisition date. Estimates of deferred tax assets both current and non-current are subject to change, pending the finalization of certain tax returns.

(in thousands)
Cash and cash equivalents	$2,582
Accounts receivable	2,569
Other tangible assets	1,481
Intangible assets	23,500

Total identifiable assets acquired	30,132
Accounts payable and other liabilities	(2,379)
Loan payable	(5,004)
Deferred revenue	(1,500)

Total liabilities assumed	(8,883)

Net identifiable assets acquired	21,249
Goodwill	11,711

Net assets acquired	$32,960

Intangible Assets

Management engaged a third-party valuation firm to assist in the determination of the fair value of the intangible assets. In our determination of the fair value of the intangible assets we considered, among other factors, the best use of acquired assets, analyses of historical financial performance and estimates of future performance of Mazu’s products. The fair values of identified intangible assets were calculated using an income approach and estimates and assumptions provided by Mazu’s and our management. The rates utilized to discount net cash flows to their present values were based on a weighted average cost of capital of 19%. This discount rate was determined after consideration of the rate of return on debt capital and equity that typical investors would require in an investment in companies similar in size and operating in similar markets as Mazu. The following table sets forth the components of identified intangible assets associated with the Mazu acquisition and their estimated useful lives:

(in thousands)	Useful life	Fair Value
Existing technology	5 years	$12,100
Patents	5 years	2,700
Maintenance agreements	5 years	6,100
Customer contracts	5 years	2,000
Trademarks	3 years	600

Total intangible assets		$23,500

In accordance with FSP No. 142-3, we determined the useful life of intangible assets based on the expected future cash flows associated with the respective asset. Existing technology is comprised of products that have reached technological feasibility and are part of Mazu’s product line. There were no in-process research and development assets as of the acquisition date. Patents are related to the design and development of Mazu’s products and this proprietary know-how can be leveraged to develop new technology and products and improve their existing products. Customer relationships and service agreements represent the underlying relationships and agreements with Mazu’s installed customer base. Trademarks represent the fair value of the brand and name recognition associated with the marketing of Mazu’s products and services. Amortization of existing technology and patents is included in cost of revenue, and amortization expense for customer relationships and trademarks is included in operating expenses.

Goodwill

Of the total estimated purchase price, approximately $11.7 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with the SFAS No. 142, goodwill resulting from business is tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. None of the goodwill is expected to be deductible for income tax purposes.

Deferred Revenues

In connection with the purchase price allocation, we estimated the fair value of the service obligations assumed from Mazu as a consequence of the acquisition. The estimated fair value of the service obligations was determined using a cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligations plus a normal profit margin. The sum of the costs and operating profit approximates, in theory, the amount that we would be required to pay a third party to assume the service obligations. The estimated costs to fulfill the service obligations were based on the historical direct costs and indirect costs related to Mazu’s service agreements with its customers. Direct costs include personnel directly engaged in providing service and support activities, while indirect costs consist of estimated general and administrative expenses based on normalized levels as a percentage of revenue. Profit associated with selling efforts was excluded because Mazu had concluded the selling efforts on the service contracts prior to the date of our acquisition. The estimated research and development costs associated with support contracts have not been included in the fair value determination, as these costs were not deemed to represent a legal obligation at the time of acquisition. We recorded $1.5 million of deferred revenue to reflect the estimate of the fair value of Mazu’s service obligations assumed.

Pre-Acquisition Contingencies

We have evaluated and continue to evaluate pre-acquisition contingencies related to Mazu that existed as of the acquisition date. If these pre-acquisition contingencies that existed as of the acquisition date become probable in nature and estimable during the remainder of the measurement period, amounts recorded for such matters will be made in the measurement period and, subsequent to the measurement period, in our results of operations.

3. PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS

Pro forma adjustments giving effect to the acquisition and the related financing in the unaudited pro forma condensed combined financial statements are as follows:

A.	To record cash paid for Mazu common stock of $23.1 million and the paydown of Mazu’s loan payable of $4.5 million at the acquisition date.

B.	To record the fair value of Mazu inventories purchased as part of the acquisition at estimated selling prices less the sum of costs of selling and a reasonable profit margin for the sales efforts.

C.	To adjust Mazu deferred revenue and deferred cost balances to the estimated fair value of the obligation.

D.	To record the difference between the fair value and the historical carrying amounts of Mazu property and equipment. Mazu’s property and equipment consists primarily of evaluation product and computer equipment, which will not be used in the future operations and is considered to have no alternate market value.

E.	To record estimated goodwill for the Mazu acquisition.

F.	To record acquired Mazu indentified intangible assets.

G.	To adjust the fair value of the deferred financing costs of the Mazu warrants to zero.

H.	To record the estimated contingent consideration to be paid to the former shareholders of Mazu upon certain performance targets being met.

I.	To eliminate Mazu’s historical stockholders’ equity

J.	To record amortization expense related to the acquired Mazu indentified intangible assets as if the acquisition had occurred at the beginning of the periods presented. The following table sets forth this amortization:

(in thousands)	Nine months ended September 30, 2008	Year ended December 31, 2007
Cost of product	$2,220	$2,960
Sales and marketing	1,365	1,820

	$3,585	$4,780

K.	To record direct acquisition costs of $0.6 million for legal, accounting, valuation and other professional services.

L.	To record the impact on depreciation as if the acquisition and related fair value adjustments to the historical carrying amounts of Mazu property and equipment had occurred at the beginning of the periods presented.

The following table sets forth this depreciation:

(in thousands)	Nine months ended September 30, 2008	Year ended December 31, 2007
Sales and marketing	$(254)	$(254)
General and administrative	(40)	(68)

	$(294)	$(322)

M.	To record the impact on interest expense had the paydown of Mazu’s loan payable and the extinguishment of Mazu’s warrants on the acquisition date occurred at the beginning of the periods presented.

N.	To record the pro forma income tax impact at the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Riverbed and Mazu filed consolidated income tax returns during the periods presented.

The following table sets forth these estimated provisions:

(in thousands)	Nine months ended September 30, 2008	Year ended December 31, 2007
Total proforma adjustments recorded
before provision for income taxes	$(3,690)	$(4,854)
Estimated effective tax rate	33.2%	34.6%

Estimated provision for income taxes applicable to pro forma adjustments	$(1,224)	$(1,678)